EXHIBIT 19.1 LEGAL\61927478\5 AMENDED AND RESTATED POLICY REGARDING INSIDER TRADING AND DISSEMINATION OF INSIDE INFORMATION (Originally Adopted August 26, 2016 and amended and restated as of February 23, 2019, May 7, 2019, March 12, 2020, April 14, 2023 and September 5, 2024) The following describes the policy of Limbach Holdings, Inc. (the “Company”) regarding: • the trading of securities while you are in possession of Inside Information (as defined below about the Company or any other company) (“insider trading”); and • other misuse of material non-public information of the Company or any other company(“Inside Information”). Your obligations and potential liability under securities laws dealing with insider trading abuses are also outlined below. This policy provides an overview of the most significant aspects involved in insider trading. The prohibitions on insider trading in this policy apply to the directors, officers, employees of the Company, and outside professional advisors and business consultants of the Company who have access to Inside Information of the Company, as well as their Family Members and Controlled Entities (as such terms are defined below of directors, officers and employees of the Company, and each such person must read and retain this policy. Statement of the Policy It is the policy of the Company that no director, officer, employee or other Insider (as defined below) shall: • trade in securities of the Company or any other company while in possession of Inside Information concerning the Company or such other company; • disseminate Inside Information to others (except for legitimate Company purposes in accordance with Company communications policies provided that the disclosing person reasonably does not expect the recipient to trade, or disseminate the information to others who may trade, while in possession of such Inside Information); or • engage in any other action or conduct to take advantage of Inside Information. The prohibited dissemination of Inside Information includes the disclosure through written, oral or electronic means to all persons or entities, including friends, family members, business contacts or others.

2 LEGAL\61927478\5 Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct which merely suggests the possibility of insider trading may be deemed by the Company, in its sole discretion, to be a violation of this policy. Federal Law Prohibiting Insider Trading Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit trading by an insider of any securities (debt or equity) of a company on the basis of Inside Information about such company. Liability under Rule 10b-5 can apply to trading in the Company’s securities or the securities of any other company if one is in possession of Inside Information about the company whose securities are traded. Liability under Rule 10b-5 may attach not only to insiders who trade while in possession of Inside Information, but also, under certain circumstances, to (i) insiders who disclose or tip Inside Information to third parties (tippers) without trading themselves, and (ii) third parties (such as relatives, business associates or friends) who have received Inside Information from insiders (tippees) and trade while in possession of that Inside Information. The Consequences of Insider Trading Individuals who trade on material non-public information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the Securities and Exchange Commission, the federal agency responsible for enforcing the law in this area. Potential sanctions include: • disgorgement of profits gained or losses avoided and interest thereon; • a civil penalty of up to three times the profit gained or loss avoided; • a bar from acting as an officer or director of a publicly traded company; • a criminal fine (no matter how small the profit or the lack thereof) of up to $5 million (or up to $25 million in the case of an entity); and • a jail term of up to twenty years. These penalties can apply even if the individual is not a director, officer or senior manager. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this policy may result in the imposition of Company sanctions, including dismissal. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation. A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this policy nor a safeguard against prosecution for violation of insider trading laws.

3 LEGAL\61927478\5 For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of an employee’s violation and a criminal fine of up to $25 million may be imposed. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct. Who Is an Insider for Purposes of the Insider Trading Prohibitions? An insider for purposes of insider trading law is any person who possesses Inside Information; the status results from such possession and not simply a person’s position, if any, with the Company. Accordingly, insiders subject to liability for insider trading are not solely those officers and directors who are required to report their securities transactions of Company common stock under Section 16 of the Exchange Act and who are also often referred to as “insiders” for purposes of that law. The category of potential insiders for purposes of insider trading law includes not only the Company’s directors, officers and employees, but also outside professional advisors and business consultants who have access to Inside Information prior to its public release and absorption by the securities markets. Persons Covered by the Policy This policy covers the directors, officers, employees of the Company, and outside professional advisors and business consultants of the Company who have access to Inside Information of the Company, as well as Family Members and Controlled Entities of directors, officers and employees of the Company (“Company Insiders”). “Family Members” include a person’s spouse, partner, financially dependent children, relative, or other members of such person’s immediate household to whose support such person contributes or whose investments such person controls. “Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts. Individual Responsibility Company Insiders have ethical and legal obligations to maintain the confidentiality of Inside Information and to not trade while in possession of Inside Information. Each individual is responsible for making sure that he or she complies with this policy, and that any Family Member or Controlled Entity also complies with this policy. In all cases, the responsibility for determining whether an individual is in possession of Inside Information rests with that individual, and any action on the part of the Company, the Administrator (as defined under the caption “Administration of the Policy”) or any other employee or director pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws, as described above in more detail under the heading “The Consequences of Insider Trading.”

4 LEGAL\61927478\5 Transactions Covered by the Policy The trading covered by this policy includes all types of transactions and securities, including common stock, options or warrants to purchase common stock, or any other type of securities, including (but not limited to) preferred stock, convertible debentures, as well as derivative securities that are issued by third parties, such as exchange-traded put or call options or swaps relating to securities of the Company or another company with respect to which an Insider possesses Inside Information. General Policy: No Trading or Causing Trading While in Possession of Inside Information (a) No Company Insider may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of Inside Information about the Company. (The terms “material” and “nonpublic” are defined below.) (b) No Company Insider who knows of any Inside Information about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. (c) No Company Insider may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of Inside Information about that other company that was obtained in the course of her or his involvement with the Company. No Company Insider who knows of any such Inside Information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. (d) Covered Persons (as defined below) must “pre-clear” all trading in the Company’s securities in accordance with the procedures set forth in Addendum A to this policy. What is Material Non-Public Information? Material information is any information that a reasonable investor would consider important in arriving at a decision to buy, sell or hold the securities of a company and/or would view its disclosure as significantly altering the total mix of information otherwise made available. • Non-Public information is information that is not generally known to the public. Examples. Examples of non-public information that generally would be regarded as material and thus Inside Information include, but are not limited to:

5 LEGAL\61927478\5 Company Performance Extraordinary Events Legal / Regulatory Items • Earnings, Revenue and/or Adjusted EBITDA information and quarterly or annual results • Guidance/statements on earnings estimates • Significant changes in the Company’s prospects and information related to the Company’s demand or forecasts • Unusual gains or losses in major operations and the announcement or cancellation of new strategic initiatives • Liquidity problems and bankruptcies or receiverships • Significant write-downs in assets or increases in reserves • Changes in debt ratings • M&A activity, including proposals or agreements, even if preliminary, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, purchases or sales of substantial assets, tender offers, or JVs • New offerings, contracts with suppliers, or developments regarding customers or suppliers (such as the acquisition or loss of a significant contract) • New Company investments or financings or developments regarding investments or financings, including larger than usual borrowings • Events regarding the Company's securities (such as defaults, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of securityholders, or information related to any additional funding or securities sales) • Developments regarding significant litigation or government agency investigations • Material events related to claims and the claims’ developments • Regulatory approvals or changes in regulations and any analysis of how they affect the Company • Major changes in the Company’s management or management compensation or the board of directors • Changes in the Company’s independent registered public accounting firm or notification from such firm that the issuer may no longer rely on an audit report • Major changes in accounting methods or policies • Cybersecurity risks and incidents, including vulnerabilities and breaches Either positive or negative information may be material. The foregoing list is not exhaustive; other types of information may be material at any particular time, depending upon all the circumstances.

6 LEGAL\61927478\5 Trading and Blackout Periods A Company Insider may trade securities beginning at the close of regular trading on the second full Trading Day after all Inside Information in such Company Insider’s possession has been disclosed to the public through general release to the national news media, which will provide the securities markets a sufficient opportunity to absorb and evaluate the information. For example, if Inside Information is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday. “Trading Day” means a day on which the principal U.S. stock exchange or over-the- counter market on which shares of the Company’s common stock are then listed or quoted is open for trading. Directors, officers who have been designated by the Company’s Board of Directors as “officers” for purposes of Section 16 of the Exchange Act, and certain other employees who may be designated by the Administrator from time to time (“Covered Persons”),1 as well as their Family Members and Controlled Entities, are subject to certain restrictions during scheduled “blackout” periods as described in Addendum A to this policy. Transactions Not Subject to this Policy Bona Fide Gifts. Bona fide gifts are not transactions subject to this policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the person making the gift is aware of Inside Information or during a blackout period to which the person making the gift is subject; provided that bona fide gifts of Company securities by Covered Persons are subject to the pre-clearance procedures set forth in Addendum A. Stock Option Exercises. This policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided that such exercises by Section 16 Reporting Persons and Covered Persons are subject to the pre-clearance procedures set forth in Addendum A. This policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. Employee Stock Purchase Plan. This policy does not apply to purchases of Company securities in the employee stock purchase plan resulting from your periodic contribution of money to the plan pursuant to the election you made at the time of your enrollment in the plan. This policy also does not apply to purchases of Company securities resulting from lump sum contributions to 1 On a quarterly basis the Chief Financial Officer and the Vice President of Finance & Corporate Controller will endeavor to review the Designated Individuals list and make any changes they deem appropriate to such list.

7 LEGAL\61927478\5 the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Company securities purchased pursuant to the plan. Restricted Stock Awards. This policy does not apply to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; provided that such exercise by a Covered Person is subject to the pre-clearance procedures set forth in Addendum A. The policy does apply, however, to any market sale of restricted stock. Mutual Funds. Transactions in mutual funds that are invested in securities of the Company or another company with respect to which a Company Insider possesses Inside Information are not transactions subject to this policy. Other Similar Transactions. Any other purchase of Company securities from the Company (e.g., warrant exercises for cash or redemptions of warrants outside the holder’s control) or sales of Company securities to the Company are not subject to this policy. Rule 10b5-1 Plans. Transactions under a pre-existing written plan, contract, instruction, or arrangement to trade Company securities complying with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a“10b5-1 Plan”) that has been adopted and approved pursuant to the Rule 10b5-1 Trading Plan Guidelines in Addendum B hereto (an “Approved 10b5-1 Plan”) are not subject to this policy. Please refer to Addendum B hereto for the Rule 10b5-1 Trading Plan Guidelines or contact the Administrator if you have questions. Post-Termination Transactions If an individual is in possession of Inside Information or subject to any blackout period or other Company-imposed trading restrictions when his or her service with the Company terminates, that individual may not trade in Company securities until that information has become public, is no longer material or such blackout period or Company-imposed trading restriction has expired. Administration of the Policy The Nominating and Corporate Governance Committee (the “N&CG Committee”), or such officer or representative of the Company as may be designated by the N&CG Committee (the “Administrator”)2, shall be responsible for administration of this policy, including the matters for which the Administrator is specifically designated herein as administering or deciding and the Administrator shall be responsible for determining all other matters under the policy. All determinations and interpretations by the Administrator shall be subject to review by the N&CG Committee, whose determinations shall be final. Subject to the forgoing sentence the 2 At the March 11-12, 2020 Board meeting, the Board determined that the Company’s Chief Financial Officer in conjunction with the Company’s Chief Executive Officer, Cozen O’Connor (as outside securities counsel) and the Chair of the N&CG Committee would in the first instance make the determination under the Policy related to the opening and closing of “trading windows” or the imposition of “special blackout periods” that are off cycle, provided however, that if there was not agreement amongst that group on such matters that the N&CG Committee, at the direction of the Chair of the Committee, shall have the final determination related to such matters.

8 LEGAL\61927478\5 Administrator is authorized and empowered to make any and all determinations and interpretations under this policy, which shall be final and binding. Notwithstanding the foregoing for the purposes of the “Limited Exception to Prohibitions in Blackout Periods and Pre-Clearance Procedures for Controlled Entities” set forth in Addendum A, any two chairpersons of any of the standing Board Committees (i.e., the Audit Committee, the N&CG Committee, the Compensation Committee and/or the Finance and Capital Markets Committee) that are disinterested directors (as determined under the Delaware General Corporation Law) related to any proposed transaction involving a Controlled Entity shall be the “Controlled Entity Transaction Administrator”) and the Controlled Entity Transaction Administrator shall have the powers and authority set forth under the “Limited Exception to Prohibitions in Blackout Periods and Pre-Clearance Procedures for Controlled Entities” section in Addendum A. The N&CG Committee will determine the membership of the Controlled Entity Transaction Administrator, and the Controlled Entity Transaction Administrator shall act on a unanimous basis (i.e., both members must agree). Company Assistance / Reporting of Violations Any person who has any questions about this policy or about specific transactions may obtain additional guidance from the Administrator. You should contact the Administrator immediately if you know or have reason to believe that the Company’s “Policy Regarding Insider Trading and Dissemination of Inside Information” as described above has been or is about to be violated. As adopted by the Board of Directors of Limbach Holdings, Inc. on April 14, 2023.

A-1 LEGAL\61927478\5 ADDENDUM A This Addendum A applies to Covered Persons. This Addendum A is in addition to and supplements the Company’s policy regarding insider trading and dissemination of inside information. All capitalized terms used in this Addendum but not otherwise defined herein have the meanings set forth in the policy. Blackout Periods All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below. During these periods, Covered Persons generally possess or are presumed to possess Inside Information about the Company’s financial results. Quarterly Blackout Periods. Trading in the Company’s securities is prohibited (i) beginning at the close of the market on the last trading day fourteen days before the end of each fiscal quarter; and (ii) ending at the close of business on the second trading day following the later of the date the Company’s financial results are publicly disclosed in a Form 10-Q or Form 10-K filed with the SEC.3 For example: if the Company expects to file a Form 10-Q with the SEC on Tuesday, April 25th for the first quarter ended Friday, March 31st, the quarterly blackout period would begin at the close of trading on Friday, March 17th (i.e., fourteen days before quarter-end) and end at the close of trading on Thursday, April 27th (i.e., two trading days after the Form 10-Q is filed). Special Blackout Periods.4 From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Administrator may not trade Company securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Administrator, designated persons should refrain from trading in Company securities even sooner than the scheduled blackout period described above. In that situation, the Administrator may notify these persons that they should not trade in the Company’s securities, without disclosing the reason for the restriction. The existence of an event-specific blackout period or extension of a blackout period may not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Administrator has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Inside Information. Limited Exception to Prohibitions in Blackout Periods and Pre-Clearance Procedures for Controlled Entities. The provisions of this policy related to Scheduled Blackout Periods, Pre- Clearance Procedures and/or Special Blackout Periods shall not apply to Controlled Entities if during a Scheduled Blackout Period and/or Special Blackout Period, the Controlled Entity satisfies 3 For example: if the Company expects to file a Form 10-Q with the SEC on Tuesday, April 25th for the first quarter ended Friday, March 31st, the quarterly blackout period would begin at the close of trading on Friday, March 17th (i.e., two weeks before quarter-end) and end at the close of trading on Thursday, April 27th (i.e., two trading days after the Form 10-Q is filed). 4 The CFO (or her designee) would be responsible for communicating such special blackouts or the lifting of such blackouts.

2 LEGAL\61927478\5 all of the following conditions related to the proposed transaction (i) such transaction does not occur while the Controlled Entity is in possession of Inside Information concerning the Company; (ii) the Controlled Entity does not disseminate Inside Information of the Company in connection with the transaction; (iii) the Controlled Entity does not engage in any other action or attempt to take advantage of Inside Information; (iv) the Controlled Entity receives written advice of its legal counsel (i.e., legal counsel that is independent of the Company) that such transaction is permissible under the U.S. federal and state securities laws, including Rule 10b-5 under the Exchange Act; (v) the Controlled Entity has taken reasonable steps to obtain from the counter-party (or parties) in the transaction a “big boy letter” or other form of written customary market representations of non-reliance and (vi) the transaction is a private transaction, block trade or similar type transaction with a limited number of sophisticated counter-parties. In no event shall any Company Insider use this exception to evade or otherwise circumvent the intent of the policy. This limited exception in no way alters or changes the “Statement of the policy” section of this policy and the policy’s other provisions and the policy still requires strict compliance with Rule 10b-5 under the Exchange Act. Notwithstanding the forgoing, if some but not all of the conditions to the “Limited Exception to Prohibitions in Blackout Periods and Pre-Clearance Procedures for Controlled Entities” are met (i.e., romanettes (i)-(vi) above), the Company Insider affiliated with the Controlled Entity may seek to have the Controlled Entity Transaction Administrator make an interpretation that such transactions are permissible under this policy using the powers granted to the Administrator (as automatically delegated to the Controlled Entity Transaction Administrator). In such cases, the Controlled Entity Transaction Administrator may seek from the Company Insider and/or Controlled Entity any reasonable assurances it deems necessary in order to except the transaction out of the policy. For the avoidance of doubt, the Controlled Entity Transaction Administrator would have the full authority to except such transactions out of the policy as it deems reasonable based on the Administrator’s powers and authority hereunder (as such powers are automatically delegated to the Controlled Entity Transaction Administrator in such cases). Special and Prohibited Transactions The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if Covered Persons, as well as their Family Members and Controlled Entities, engage in certain types of transactions. It therefore is the Company’s policy that Covered Persons, as well as their Family Members and Controlled Entities, must comply with the following: Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as the Company’s other shareholders. Therefore, Covered Persons, as well as their Family Members and Controlled Entities, are prohibited from engaging in any such transactions.

3 LEGAL\61927478\5 Margin Accounts and Pledged Securities. In order to avoid a margin sale or foreclosure sale at a time when a pledgor who is a Covered Person, or their Family Members or Controlled Entities, is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period, no Covered Person, or their Family Members or Controlled Entities, may hold Company securities in a margin account or otherwise pledge (or hypothecate) Company securities as collateral for a loan without first obtaining prior approval from the Administrator. Pre-clearance is required for such transactions because Company securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call and Company securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Any Covered Person, or their Family Members or Controlled Entities, preparing to pledge Company securities or hold such securities in a margin account must submit a request for approval to the Administrator at least two weeks prior to the proposed execution of documents evidencing the proposed pledge or margin account. In its request, such Covered Person, or their Family Members or Controlled Entities, shall: • enclose copies of the governing documents evidencing the proposed pledge or margin account, which governing documents must provide such person with the opportunity to substitute or provide additional collateral or to repay the loan before the pledged Company securities may be sold; and • undertake to the Company (in form and manner satisfactory to the Company) (i) to maintain adequate financial capacity to repay the loan or cover the margin call, as applicable, without resort to the pledged Company securities, (ii) to substitute or provide additional collateral or repay the loan in the event of a borrower default or margin call, as applicable, at a time when such person is aware of Inside Information or otherwise is not permitted to trade Company securities due to a blackout period and (iii) to ensure that the loan does not at any time exceed 25% of the value of the pledged Company securities. The above is not meant to restrict the rehypothecation or lending of securities held in a brokerage account provided that the securities are permitted to be held in such account in accordance with this policy. Additional Procedures The Company has established additional procedures in order to assist the Company in the administration of this policy, to facilitate compliance with laws prohibiting insider trading while in possession of Inside Information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below. Pre-Clearance Procedures.5 Covered Persons, as well as their Family Members and Controlled Entities, may not engage in any transaction in Company securities without first 5 If a transaction is “pre-cleared” the Chief Financial Officer (or Chair of the N&CG Committee or legal counsel) will email the person seeking pre-clearance and copy the Vice President of Finance & Corporate Controller and the Director of Financial Reporting and Accounting. The insider then should report all details of the transactions within 24 hours of a trade or transactions occurring. The CFO will track such transactions and will prepare all Section 16

4 LEGAL\61927478\5 obtaining pre-clearance of the transaction from the Administrator in order to determine compliance with this policy, insider trading laws, Section 16 of the Exchange Act and Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”). If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Inside Information about the Company, and should describe fully those circumstances to the Administrator. If the requestor is a Section 16 insider, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.6 The requestor should also be prepared to comply with Rule 144 and file Form 144, if necessary, at the time of any sale. To obtain pre-clearance, a Covered Person must provide details of the proposed transaction, including the number and type of securities to be sold or purchased, to the Chief Financial Officer of the Company with a copy to the Vice President of Finance & Corporate Controller and the Director of Financial Reporting and Accounting (and, in the case of a request by the Chief Executive Officer or Chief Financial Officer, also notify the Chairman of the N&CG Committee) at least two (2) Trading Days prior to the proposed transaction. The Chief Financial Officer, the Chair of the N&CG Committee and/or Administrator7 may determine not to permit the transaction if it is not in compliance this policy, insider trading laws, Section 16 of the Exchange Act or Rule 144. Unless revoked, a grant of permission for a Covered Person to execute a trade in the Company’s securities will normally remain valid until the close of trading two (2) Trading Days following the day on which it was granted. If the transaction does not occur during the two-Trading Day period, the pre-clearance will expire and the Covered Person must re-request pre-clearance of the transaction from the Administrator In the event a Covered Person enters into any trading plan intending that such trading plan be an Approved 10b5-1 Plan (as defined in Addendum B), the Covered Person shall pre-clear such trading plan by providing details of the proposed trading plan to the Chief Financial Officer of the Company with a copy to the Vice President of Finance & Corporate Controller and the Director of Financial Reporting and Accounting (and, in the case of a request by the Chief Executive Officer or Chief Financial Officer, also notify the Chairman of the N&CG Committee) at least two (2) Trading Days prior to the adoption date of the trading plan. Such notice including (a) whether the trading plan is intended to be an Approved 10b5-1 Plan, (b) the name and title of the Covered Person, (c) the proposed duration of the trading plan, and (d) the aggregate number of securities to be purchased or sold pursuant to the trading plan. If the trading plan is determined to be, by the reports required to be filed by the directors and Section 16 officers. The directors and Section 16 reporting officer where possible shall confirm the details of such reports. 6 The CFO will confirm, if the insider is a Section 16 reporting person, that the requestor does not have any known reported “opposite way” transactions within six months of the proposed transaction and would remind the insider of the potential risks and implications of having an non-exempt opposite way transaction in the next six months. The responsibility however of Section 16 compliance remains the sole responsibility of the insider. 7 The primary responsibility for “pre-clearing” transactions is with the Company’s Chief Financial Officer (where she or he is to consult with legal counsel or the Administrator as needed), provided however, that the Chair of the N&CG Committee or the Administrator retains the right to also “pre-clear” trades and would be responsible to “pre-clear” trades proposed to be made by the Chief Financial Officer.

5 LEGAL\61927478\5 Chief Financial Officer, the Chair of the N&CG Committee and/or Administrator, an Approved 10b5-1 Plan, the Covered Person shall promptly notify the Covered Person of the date on which the Covered Person adopted the Approved 10b5-1 Plan. Pre-clearance is not required for purchases and sales of securities under an Approved 10b5- 1 Plan. Any third party effecting transactions on behalf of the Covered Person pursuant to an Approved 10b5-1 Plan should be instructed to send duplicate confirmations of all such transactions to the Administrator at the end of each Trading Day during which trades are executed under such Approved 10b5-1 Plan.

A-1 LEGAL\61927478\5 ADDENDUM B RULE 10B5-1 TRADING PLAN GUIDELINES These Rule 10b5-1 Trading Plan Guidelines (the “Guidelines”) address minimum requirements for directors, officers, and employees seeking to adopt or modify any contract, instruction or written plan for the purchase or sale of the Company’s securities intended to satisfy the affirmative defense conditions of Rule 10b5-1 (a “10b5-1 Plan”). All capitalized terms used in this Addendum B but not otherwise defined herein have the meanings set forth in the policy. The Administrator, in its sole discretion, may approve, or determine not to approve, any 10b5-1 Plan on the basis of the requirements set forth in this Addendum B, applicable law or the advice of counsel. Compliance with these Guidelines, and approval of a 10b5-1 Plan by the Administrator, does not guarantee the affirmative defense under Rule 10b5-1 will be available to any person. The affirmative defense relies on facts and circumstances, which will be determined with hindsight bias after all facts are known. Please refer any questions to the Administrator or to your broker or independent legal counsel. What is a 10b5-1 Plan? A “10b5-1 Plan” is any contract, instruction or written plan for the purchase or sale of the Company’s securities intended to satisfy the affirmative defense conditions of Rule 10b5-1 (including without limitation the requirements to comply with mandatory cooling-off periods and avoid overlapping trading arrangements). The rule provides an affirmative defense to persons, including directors, officers and employees, when trading in the Company’s securities, which helps protect against claims of trades on the basis of Inside Information. Trades under a 10b5-1 Plan are made pursuant to pre-set instructions given at a time when the trader was not aware of any Inside Information. Thus, by adopting a Rule 10b5-1 Plan, a person is giving future instructions to make trades in the Company’s securities in either (i) a specified amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold, (ii) a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) which the person is not permitted to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction, or plan, did exercise such influence must not have been aware of the Inside Information when doing so . Guidelines Apply to Specific Persons The requirements of Rule 10b5-1 and these Guidelines apply to all Company Insiders. In some cases, directors, officers and/or Covered Persons are subject to stricter requirements under Rule 10b5-1, which are specifically noted in these Guidelines.

2 LEGAL\61927478\5 Administrator Pre-Clearance Required for Covered Persons Covered Persons: Pre-clearance by the Administrator is required before a Covered Person may enter into a proposed Approved 10b5-1 Plan. Please contact the Administrator or the Legal Department to determine if you are a Covered Person. Persons Other Than Covered Persons: No pre-clearance by the Administrator is required. However, it may be prudent to obtain pre-clearance if you believe you are in possession of Inside Information. Timing of Adopting or Modifying a 10b5-1 Plan You may not adopt or modify a 10b5-1 Plan: • when in possession of Inside Information; • during any Company trading blackout period; and • if the first trade to be executed is less than the applicable Mandatory Cooling Off Period after adoption or modification of the 10b5-1 Plan (see “Mandatory Cooling Off Period”). Mandatory Cooling-Off Period Directors and Officers: The first trade under a 10b5-1 Plan adopted or modified by a director or Section 16 officer8 must not occur before the later of: • 90 days after adopting or modifying such plan; or • two (2) business days after public filing of the Form 10-Q or Form 10-K covering the quarter in which such 10b5-1 Plan was adopted (but not to exceed 120 days). Employees: The first trade under a 10b5-1 Plan adopted or modified by an employee (other than a director or officer) must not occur less than 30 days after adoption or modification. The cooling-off periods above apply to all 10b5-1 Plans, including any to effect a sell-to-cover transaction. Effect of 10b5-1 Plan Modification Any material modification of a 10b5-1 Plan (i.e., changing prices, amounts and dates) is viewed as adoption of a new plan under Rule 10b5-1. Any material modification is subject to the same requirements and procedures for adoption of a new plan under Rule 10b5-1 and these Guidelines (including, if applicable, Administrator pre-approval). Required Provisions in 10b5-1 Plan Brokers, not the Company, provide 10b5-1 Plan forms. Each broker’s 10b5-1 Plan form is different. However, the Company requires that the following provisions be in each 10b5-1 Plan: 8 Any officer who is required to file reports under Section 16 of the Exchange Act.

3 LEGAL\61927478\5 • the amount or a written formula, algorithm or computer program for determining the: o amount of securities to be purchased or sold, and o purchase and sale prices; • dates or date ranges for execution of transactions (or discernible formulas to determine each); • representations that: o the person entering into the plan is not aware of any Inside Information about the Company or its securities, o the 10b5-1 Plan is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and • a prohibition against: o altering or deviating from the 10b5-1 Plan without complying with the requirements of this Policy, including these Guidelines, Rule 10b5-1 and Section 10(b) of the Exchange Act and Rule 10b5-1 promulgated thereunder, and the interpretations thereof, and o entering into or altering a corresponding hedging transaction or position with respect to securities subject to the 10b5-1 Plan. The Administrator may have additional questions about, or decline to approve in the Administrator’s sole discretion, any 10b5-1 Plan that: • requires the Company to indemnify the broker or any other person in connection with the 10b5-1 Plan; • requires the Company to make any covenants, representations and warranties, or other certifications that the 10b5-1 Plan is compliant with the Company’s internal policies or any requirements under federal securities laws (including Rule 10b5-1); • for Covered Persons, does not require notice by the broker to the Administrator of executed trades and does not include Company contact information; or • utilizes a broker that is not reputable or well-known in the securities or financial planning industries. Multiple Overlapping 10b5-1 Plans is Prohibited Rule 10b5-1 prohibits use of multiple overlapping 10b5-1 Plans, subject to the exceptions below. “Overlap” relates to the period of time during which trades will be executed. Thus, you may not have a 10b5-1 Plan for purchases of securities and a separate plan for sales of securities covering the same period of time or dates. Exceptions: Subject to the requirement of Rule 10b5-1(c)(1)(ii)(D): • multiple 10b5-1 Plans with different brokers as part of a “common scheme” of purchases or sales; • separate plans that are successive (subject to a waiting period between each separate plan9); and 9 See “Timing Limitations on Successive 10b5-1 Plans.”

- adopt certain plans covering certain "sell-to-cover" transactions.

<u>Limitations on "Single Trade" Plans</u>

Rule 10b5-1 does not permit use of more than one open-market "single-trade" 10b5-1 Plan during any consecutive 12-month period. The only exception is for "sell-to-cover" transactions.

<u>"Sell-to-Cover" Transactions</u>

A "sell-to-cover" transaction is a sale of only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or restricted stock units (but does not extend to sales incident to the exercise of stock options).[10] The restriction on multiple overlapping 10b5-1 Plans and limitation on "single-trade" 10b5-1 Plans described above <u>does not</u> apply to "sell-to-cover" transactions.

Any 10b5-1 Plan for "sell-to-cover" transactions must meet the other requirements required by Rule 10b5-1 and these Guidelines, including, Administrator pre-approval for Covered Persons.

<u>Timing Limitations on Successive 10b5-1 Plans</u>

It is possible to have one earlier-commencing and one later-commencing 10b5-1 Plan. However, trading under the later-commencing 10b5-1 Plan may not begin until <u>after</u> all trades under the earlier-commencing plan are completed, cancelled or expired without execution. In this scenario, the later-commencing plan is treated as being adopted on the date the earlier-commencing plan ends. The later-commencing plan must comply with the mandatory cooling-off period as-if it was adopted on the day the earlier-commencing plan ended. Thus, the first trade under the later-commencing plan may not occur until at least 30 days after the earlier-commencing plan ends (longer period applies to directors and officers; see "*Mandatory Cooling Off Period"*).

<u>Director and Officer Disclosure Obligations</u>

<u>Directors and Officers</u>: Beginning in 2025[11], the adoption, modification or termination of a 10b5-1 Plan by a director or officer must be disclosed in the next Form 10-K or Form 10-Q filing. The disclosure must include the director's or officer's name and the material terms (except for prices) of the 10b5-1 Plan.

Beginning April 1, 2023, any Form 4 or Form 5 filed by a director or officer must note whether the trade was executed pursuant to a 10b5-1 Plan by both checking a box on the form and including footnote disclosure of the existence and date of adoption of the applicable 10b5-1 Plan.

<u>All Other Persons</u>: Although other Covered Persons must disclose a proposed 10b5-1 Plan to the Administrator for pre-approval, other persons <u>(other than directors and officers)</u> are not required

---

[10] To the extent you hold convertible securities that were issued for compensatory purposes other than restricted stock or restricted stock units, the Administrator has the authority to determine, with the advice of counsel, whether a "sell-to-cover" transaction with respect to the vesting or conversion thereof satisfies the exception for "sell-to-cover" transactions under Rule 10b5-1, after considering, without limitation, interpretations by the SEC or its staff.

[11] Disclosures about director and officer Rule 10b5-1 Plans will first appear in the Company's Form 10-K for fiscal year 2024, which will be filed in 2025. Similar disclosures must appear in all subsequent Form 10-Ks and Form 10-Qs.

4

LEGAL\61927478\5

5 LEGAL\61927478\5 to disclose a 10b5-1 Plan to any other person, and the Company is not required to disclose such plans in its SEC filings. Penalties for Violation A violation of Rule 10b5-1 has serious personal consequences, including potential investigation and action by the SEC or U.S. Department of Justice, forfeiture of any profits earned in improper transactions, monetary penalties, sanctions and imprisonment. The Company would also consider any violation of Rule 10b5-1 by an officer, employee or contractor to be a violation of the Company’s Amended and Restated Insider Trading Policy, and constitute conduct for which disciplinary action may be taken, up to and including termination.